EXHIBIT 18

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Utah Medical Products, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-89394, 333-127946 (on Form S-8), and 333-153361 (on Form S-3) of Utah Medical Products, Inc. of our audit reports dated March 1, 2012, on the financial statements and internal control over financial reporting of Femcare Group Ltd., which reports appear in this annual report on Form 10-K/A of Utah Medical Products, Inc. for the year ended 31 December 2011.

/s/ The Norton Practice

THE NORTON PRACTICE
Chartered Accountants and Statutory Auditors
Reading
United Kingdom

October 25, 2012